UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2007

GVI SECURITY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21295	77-0436410
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

2801 Trade Center Drive, Suite 120, Carrollton, Texas	75007
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (972) 245-7353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13c-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

On January 22, 2007, we completed a private placement of 1,713,334 shares of Common Stock at a price of $0.60 per share for aggregate gross consideration of $1,028,000. The purchasers in the private placement consisted of a group of twelve “accredited investors”, including a director of ours who purchased 83,333 shares of Common Stock, and our Chief Executive Officer, who purchased 16,667 shares of Common Stock. The proceeds from the private placement will be used for working capital and general corporate purposes. Because the shares were sold directly by us to the purchasers in the placement, we did not pay any placement agent fees or commissions in connection with the private placement.

The purchasers in the private placement were provided with “piggy-back” registration rights with respect to the shares purchased by them. Pursuant to those rights, we have the discretion to determine the portion of the shares purchased by them that we will include in the next registration statement we file under the Securities Act.

The securities issued in the private placement were sold to persons reasonably believed to be accredited investors, without public solicitation or advertising, and the certificates evidencing the Common Stock issued in the private placement will be endorsed with appropriate restrictive legends. Accordingly, the sale of the securities in the private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended and/or Rule 506 of Regulation D promulgated thereunder.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 4.1	Form of Subscription Agreement to purchase shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2007

GVI SECURITY SOLUTIONS, INC.

By: /s/ Steven Walin
Name: Steven Walin
Title: Chief Executive Officer

EXHIBIT INDEX

No.	Description

Exhibit 4.1	Form of Subscription Agreement to purchase shares of Common Stock